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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT


         AGREEMENT made as of the 2nd day of April, 2001 by and between Donald
W. Kappauf, residing at 1044 Tullo Farm Road, Bridgewater, New Jersey 08807 (hereinafter referred to as the "Employee") and TEAMSTAFF, INC., a New Jersey corporation with principal offices located at 300 Atrium Drive, Somerset, New Jersey 08873 (hereinafter referred to as the "Company").

                              W I T N E S S E T H :

         WHEREAS, the Company and its subsidiaries are engaged in the business of providing Business Outsource Services; and

         WHEREAS, the Company desires to employ the Employee for the purpose of securing for the Company the experience, ability and services of the Employee; and

         WHEREAS, the Employee desires to be employed with the Company, pursuant to the terms and conditions herein set forth, superseding all prior agreements between the Company, its subsidiaries and/or predecessors and Employee;

         NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

                                    ARTICLE I
                                   EMPLOYMENT

         1.1 Subject to and upon the terms and conditions of this Agreement, the Company hereby employs and agrees to continue the employment of the Employee, and the Employee hereby accepts such continued employment in his capacity as President and Chief Executive Officer.
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                                   ARTICLE II
                                     DUTIES

         2.1 The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Company's Board of Directors, perform such duties and functions as he may be called upon to perform by the Company's Board of Directors during the term of this Agreement, consistent with his position as President and Chief Executive Officer.

         2.2 The Employee agrees to devote full business time and his best efforts in the performance of his duties for the Company and any subsidiary corporation of the Company.

         2.3 The Employee shall perform, in conjunction with the Company's Executive Management, to the best of his ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):

                  (i) Those duties attendant to the position with the Company for which he is hired;

                  (ii) Establish and implement current and long range objectives, plans, and policies, subject to the approval of the Board of Directors;

                  (iii) Financial planning including the development of, liaison with, financing sources and investment bankers;

                  (iv) Managerial oversight of the Company's business;

                  (v) Shareholder's relations;

                  (vi) Ensure that all Company activities and operations are carried out in compliance with local, state and federal regulations and laws governing business operations.


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                  (vii) Business expansion of the Company including
acquisitions, joint ventures, and other opportunities; and

                  (viii) Promotion of the relationships of the Company and its subsidiaries with their respective employees, customers, suppliers and others in the business community.

         2.4 Employee shall be based in the central New Jersey area, and shall undertake such occasional travel, within or outside the United States as is or may be reasonably necessary in the interests of the Company. The Company will not base Employee in any other office without Employee's express written consent.

                                   ARTICLE III
                                  COMPENSATION

         3.1 Employee's current salary shall continue until the closing of the BrightLane.com, Inc. acquisition (the "Closing"). Commencing on the Closing and during the balance of the term hereof, Employee shall be compensated initially at the rate of $300,000 per annum, subject to such increases to be determined by the compensation committee, in its discretion, at the commencement of each of the Company's fiscal years during the term of this Agreement (the "Base Salary"), which shall be paid to Employee as in accordance with the Company's regular executive payroll periods.

         3.2 Employee shall be entitled to receive a bonus (the "Bonus") in accordance with the Company's Executive Officer Bonus Program to be determined at the commencement of each fiscal year; provided, however, for the fiscal year ended September 30, 2001, Employee shall be entitled to be paid a Bonus provided in Schedule A annexed hereto.


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         3.3 The Company shall deduct from Employee's compensation all federal, state, and local taxes which it may now or may hereafter be required to deduct.

         3.4 Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors including bonuses and other long term compensation plans. Nothing herein shall be deemed or construed to require the Board to award any bonus or additional compensation.

                                   ARTICLE IV
                                    BENEFITS

         4.1 During the term hereof, the Company shall provide Employee with group health care and insurance benefits as generally made available to the Company's senior management; provide such other insurance benefits obtained by the Company and made generally available to the Company's senior management; reimburse Employee, upon presentation of appropriate vouchers, for all reasonable business expenses incurred by Employee on behalf of the Company upon presentation of suitable documentation; and lease an automobile for the use of the Employee not to exceed a lease payment of $1,000 per month plus pay to Employee such amount of cash as is necessary to enable Employee to pay all income taxes associated with such automobile allowance; and a supplemental executive retirement plan ("SERP") including a split dollar life insurance arrangement as currently established by the Company for Employee.

         4.2 In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.


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         4.3 For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of six (6) weeks per annum.

                                    ARTICLE V
                                 NON-DISCLOSURE

         5.1 The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company's business, finances, marketing, computerized payroll, accounting and information business, personnel and/or employee leasing business of the Company and its subsidiaries, including information relating to any customer of the Company or pool of temporary employees, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee's employment with the Company (collectively referred to as the "Proprietary Information"). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry. The Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company.

         5.2 If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose

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any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

                                   ARTICLE VI
                              RESTRICTIVE COVENANT

         6.1 In the event of the voluntary termination of employment with the Company prior to the expiration of the term hereof, or Employee's discharge in accordance with Article VIII, or the expiration of the term hereof without renewal, Employee agrees that he will not, for a period of one (1) year following such termination (or expiration, as the case may be) directly or indirectly enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is located in the States of Florida, New Jersey, New York, and Texas or any other state the Company is operating in and is involved in the professional employer organization business, or is otherwise engaged in the same or similar business as the Company shall be engaged and is in direct competition with the Company, or which the Company is in the process of developing, during the tenure of Employee's employment by the Company. Notwithstanding the foregoing, the ownership by Employee of less than 5 percent of the shares of any publicly held corporation shall not violate the provisions of this Article VI.

         6.2 In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any computerized payroll, employee leasing, or permanent or temporary personnel business, or any business similar to the business in which the Company was engaged, or in the process of developing during Employee's tenure with


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the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

         6.3 If any court shall hold that the duration of non-competition or any other restriction contained in this Article is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

                                   ARTICLE VII
                                      TERM

         7.1 This Agreement shall be for a term commencing on April 2, 2001 (the "Commencement Date") and terminating on September 30, 2003 unless sooner terminated as provided for herein (the "Expiration Date").

         7.2 Unless this Agreement is earlier terminated pursuant to the terms hereof, the Company agrees to notify Employee in writing whether it intends to negotiate a renewal of this Agreement by notice six (6) months prior to the Expiration Date. In the event the Company fails to so notify the Employee, the term of this Agreement shall be extended for an additional one (1) year.

         7.3 If the Company elects not to seek to renegotiate a renewal as provided in paragraph 7.2 above, or if the Company fails to reach agreement with Employee as to the terms of renewal, or upon the termination of Employee's employment with the Company for any reason on or after the Expiration Date, the Company shall pay to Employee, in addition to any other payments due hereunder, a severance payment equal to twelve months of Employee's Base Salary ("Severance


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Payments") payable in equal installments on each of the Company's regular pay dates for executives during the twelve months commencing on the first regular executive pay date following the date of such termination.

         7.4 In the event this Agreement expires without renewal, or is terminated for any reason except for cause, the Company shall pay for executive outplacement services.

                                  ARTICLE VIII
                             DISABILITY DURING TERM

         8.1 In the event Employee becomes totally disabled so that he is unable or prevented from performing any one or all of his usual duties hereunder for a period of six (6) consecutive months, and the Company elects to terminate this agreement in accordance with Article IX, paragraph (B) then, and in that event, Employee shall receive his Base Salary as provided under Article III of this Agreement for a period of twelve (12) months commencing from the date of such total disability or the balance of the original term of this agreement, whichever is greater. The obligation of the Company to make the aforesaid payments shall be modified and reduced and the Company shall receive a credit for all disability insurance payments which Employee may receive from insurance policies provided by the Company.

                                   ARTICLE IX
                                   TERMINATION

         9.1 The Company may terminate this Agreement:

                  a. Upon the death of Employee during the term hereof, except that the Employee's legal representatives, successors, assigns, and heirs shall have those rights and


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interests as otherwise provided in this Agreement, including the right to receive accrued but unpaid incentive compensation and bonus compensation on a pro rata basis.

                  b. Subject to the terms of Article VIII, upon written notice from the Company to the Employee, if Employee becomes totally disabled and as a result of such total disability, has been prevented from and unable to perform all of his duties hereunder for a consecutive period of six (6) months.

                  c. Upon written notice from the Company to the Employee, at any time for "Cause." For purposes of this Agreement, "Cause" shall be defined as: (i) willful disobedience by the Employee of a material and lawful instruction of the Board of Directors of the Company; (ii) conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) breach by the Employee of any material provision of this Agreement; (iv) conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or recurring insubordination; or (v) excessive absences from work, other than for illness or disability, provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clause (iii) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

         9.2 In the event the Company demotes, substantially reduces the duties of or reduces the salary or benefits of the employee, the employee may elect to treat this Agreement as terminated for "good reason" upon ten (10) days prior written notice to the Company. In the event of termination of this Agreement for good reason, the employee shall be entitled to payment of the greater of all compensation, benefits and stock grants or options due for the remaining term of the


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Agreement or the severance payments as defined in Article VII herein, in addition to any rights or remedies available to the employee at law or in equity.

         9.3 In the event of the termination of this Agreement and the discharge of Employee by the Company in breach and violation of this Agreement, Employee shall not be obligated to mitigate damages by seeking or obtaining alternate employment.

                                    ARTICLE X
                         TERMINATION OF PRIOR AGREEMENTS

         10.1 This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written prior to the effective date of this Agreement, except for the employee stock options granted pursuant to the employment agreement dated October 1, 1999.

                                   ARTICLE XI
                                  STOCK OPTIONS

         11.1 As an inducement to Employee to enter into this Agreement the Company hereby grants to Employee options to purchase shares of the Company's Common Stock, $.001 par value, as follows:

                  Subject to the terms and conditions of the Company's 2000 Employees' Stock Option Plan (the "Plan"), and the terms and conditions set forth in the Stock Option Certificate which are incorporated herein by reference, the Employee is hereby granted options to purchase 300,000 shares of the Company's Common Stock, of which options to purchase 100,000 shares shall vest immediately, 100,000 shall vest on September 30, 2002, and the balance shall vest on September 30, 2003. The exercise price of the option shall be equal to the closing price per share on the


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Commencement Date and shall contain such other terms and conditions as set forth in the stock option agreement. The foregoing options shall be qualified as incentive stock options to the maximum as allowed by law. The Options provided for herein are not transferable by Employee and shall be exercised only by Employee, or by his legal representative or executor, as provided in the Plan. Such Option shall terminate as provided in the Plan.

                                   ARTICLE XII
                           EXTRAORDINARY TRANSACTIONS

         12.1 The Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Employee, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company. A "Change in Control" of the Company shall be deemed to have occurred if there shall be consummated
(i)(x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as they did prior to the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
(ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and l3(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become


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the beneficial owner (within the meaning of Rule l3d-3 under the Exchange Act)
of 20% or more of the Company's outstanding Common Stock, except in connection with a transaction approved by the Board of Directors; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         12.2 The Company agrees that, if during the term hereof, or during such time as the Employee is otherwise employed by the Company, a Change in Control shall occur, all options to purchase Common Stock of the Company held by Employee, either pursuant to this Agreement or otherwise, shall immediately vest and become exercisable on the first day following a Change in Control. Further, the options shall be deemed amended to provide that in the event of termination after an event enumerated in this Article XII, the options shall remain exercisable for the duration of their term; and further, at the Employee's option, an amount equal to three times the average aggregate annual compensation paid to the Employee, as determined in accordance with Section 280G of the Internal Revenue Code of l954, as amended (the "Code") shall, at the option of Employee, either (i) be paid to Employee; or (ii) be credited against the exercise price of Employee's employee stock options; provided, however, that if the lump sum severance payment under this Article XII, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute an "excess parachute payment" as defined in Section 280G of the Code , such credit shall be reduced to the largest amount as will result in no portion of the credit under this Article XII being subject to the excise tax imposed by


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Section 4999 of the Code. Employee shall exercise his option under this paragraph 12.2 by written notice to the Company within 30 days of the Change of Control, and the Company shall pay the amounts due under this paragraph 12.2, or apply the credit, as the case may be within five (5) business days of Employee's notice under this paragraph 12.2.

         12.3 In addition to the foregoing, the provisions of the SERP and the split dollar life insurance arrangement as established by the Company for Employee shall govern the Company's and Employee's obligations and responsibilities under the SERP and the split dollar agreement with respect to changes in control, as defined therein.

                                  ARTICLE XIII
                         ARBITRATION AND INDEMNIFICATION

         13.1 Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles V or VI hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

         13.2 The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, and to the fullest extent permitted by law. The Company shall maintain such insurance as is necessary and reasonable to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of


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Employee's employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this
Section 13.2 are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

                                   ARTICLE XIV
                                  SEVERABILITY

         If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                                   ARTICLE XV
                                     NOTICE

         All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person, with written acknowledgment received, or mailed by certified mail, return receipt requested, as follows:

                  IF TO THE COMPANY:                 TeamStaff, Inc.
                                                     300 Atrium Drive
                                                     Somerset, NJ 08873

                  IF TO THE EMPLOYEE:                Donald W. Kappauf
                                                     1044 Tullo Farm Road
                                                     Bridgewater,  NJ 08807

or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. Notice shall be effective three (3) days after delivery or mailing.


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                                   ARTICLE XVI
                                     BENEFIT

         This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

                                  ARTICLE XVII
                                     WAIVER

         The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

                                  ARTICLE XVIII
                                  GOVERNING LAW

         This Agreement has been negotiated and executed in the State of New Jersey which shall govern its construction and validity.

                                   ARTICLE XIX
                                  JURISDICTION

         Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New Jersey, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New Jersey.


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                                   ARTICLE XX
                                ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

(Corporate Seal)                      TEAMSTAFF, INC.



                                      By:
                                         -----------------------------------
                                               Karl W. Dieckmann
                                               Chairman of the Board

                                      --------------------------------------
                                               Donald W. Kappauf
                                               Employee


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                                   SCHEDULE A

         (A) For the fiscal year ended September 30, 2001, Employee shall be entitled to be paid as a Bonus based on the Company's earnings per share ("EPS") as determined by the Company's independent auditors no later than 75 days following the end of the Company's fiscal year without giving effect to tax loss carry forwards or the payment of any bonus under the Company's Executive Officer Bonus Program as follows: (1) if EPS is at least $.2396 but less than $.2995, the sum of $200,000 less $5,000 for each $.002995 of EPS less than $.2995; and
(2) if EPS is at least $.2995 but less than $.3594, $200,000 plus $5,000 for each $.002995 of EPS in excess of $.2995; if EPS equals or exceeds $.3594, $350,000; provided that in the event EPS is less than $.2396, no bonus shall be paid by the Company to the Employee other than at the discretion of the Compensation Committee. Such determination, for Bonus purposes only, shall be made in accordance with generally accepted accounting principles, as modified by this Schedule A and paid to Employee within 75 days of the end of the fiscal year.

         (B) In the event the Company consummates a divestiture (a "Divestiture") of a subsidiary or business unit, the EBT required for each percentage level of Bonus shall be proportionately adjusted downward based on the Company's profit plan projections to reflect the loss of EBT for the remainder of the fiscal year attributable to the divested business unit or subsidiary. A Divestiture does not include a transaction involving the sale of all or substantially all of the assets of the Company.

         (C) The foregoing Bonus Plan shall be modified to reflect the merger with BrightLane.com, Inc., after the completion of the profit plan for the merged company.


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